UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 7, 2018

BRUNSWICK CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	001-01043	36-0848180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26125 N. Riverwoods Blvd. Suite 500 Mettawa, Illinois	60045-4811
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (847) 735-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed in the Current Report on Form 8-K filed by Brunswick Corporation (the “Company”) with the Securities and Exchange Commission on July 3, 2018 (the “July 3 Current Report”), the Company entered into an agreement on June 28, 2018, to acquire the Global Marine Business of Power Products Holdings, LLC (“Power Products” and the acquisition thereof, the “Acquisition”).  On August 9, 2018 (the “Closing Date”), the Company completed the Acquisition.  Prior to the closing of the Acquisition, Power Products consummated a reorganization such that the Company did not acquire businesses of Power Products other than the Global Marine Business.  The Company paid a purchase price of $910 million in cash, on a cash-free, debt-free basis, subject to customary purchase price adjustments.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Pursuant to that certain Term Loan Credit Agreement (the “Credit Agreement”), dated as of August 7, 2018 (the “Effective Date”), among the Company, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), the Company borrowed from the Lenders on the Closing Date term loans in an aggregate principal amount of $800,000,000 (the “Term Loans”), consisting of (a) a $300,000,000 364-day tranche (the “364-Day Facility”), (b) a $150,000,000 3-year tranche (the “3-Year Facility”) and (c) a $350,000,000 5-year tranche  (the “5-Year Facility” and, together with the 364-Day Facility and the 3-Year Facility, the “Term Loan Facilities”).  On the Effective Date, the commitments with respect to the $800,000,000 tranche B bridge facility previously described in the July 3 Current Report were reduced to $0.  The proceeds of the Term Loans were used by the Company to finance in part the Acquisition, including repayment of certain outstanding debt of Power Products under its existing credit facilities and payment of fees and expenses in connection with the foregoing.

The Term Loans will mature on the earlier to occur of (a) (i) in the case of the 364-Day Facility, the date that is 364 days after the Closing Date, (ii) in the case of the 3-Year Facility, the date that is three years after the Closing Date, and (iii) in the case of the 5-Year Facility, the date that is five years after the Closing Date, and (b) the date on which the maturity of the Term Loans is accelerated in accordance with the terms of the Credit Agreement.

At the election of the Company, the Term Loans will bear interest at a per annum rate equal to the reserve-adjusted Eurocurrency Rate or the Base Rate (in each case determined in accordance with the Credit Agreement), plus (a) for loans borrowed under the 364-Day Facility and the 3-Year Facility, a margin that fluctuates between 112.5 basis points and 225.0 basis points in the case of loans priced at the reserve-adjusted Eurocurrency Rate, and between 12.5 basis points and 125.0 basis points in the case of loans priced at the Base Rate, in each case based on the senior, unsecured, non-credit-enhanced debt ratings of the Company by S&P Global Ratings and Moody’s Investors Service, Inc. (the “Ratings”) and (b) for loans borrowed under the 5-Year Facility, a margin that fluctuates between 137.5 basis points and 250.0 basis points in the case of loans priced at the reserve-adjusted Eurocurrency Rate, and between 37.5 basis points and 150.0 basis points in the case of loans priced at the Base Rate, in each case based on the Ratings.

The Credit Agreement contains certain customary representations and warranties, affirmative and negative covenants and events of default.  Negative covenants include, among others, limitations on the incurrence of indebtedness and liens by the Company and its subsidiaries and limitations on certain mergers and consolidations and dispositions by the Company and its subsidiaries.  In addition, the Credit Agreement requires that the Company maintain a ratio of consolidated total indebtedness to consolidated earnings before interest, taxes, depreciation and amortization of no greater than 3.50 to 1.00, and a ratio of consolidated earnings before interest, taxes, depreciation and amortization to consolidated interest expense of not less than 3.00 to 1.00.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

On August 9, 2018, the Company issued a press release (the “Press Release”) announcing the completion of the acquisition.

A copy of the Press Release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following exhibits are filed as a part of this report:

Exhibit No.	Exhibit
10.1	Term Loan Credit Agreement, dated as of August 7, 2018, among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
99.1	Press Release, dated August 9, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUNSWICK CORPORATION

Date: August 9, 2018	By:	/s/ Christopher F. Dekker
Name: Christopher F. Dekker
Title: Vice President, General Counsel and Secretary